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                                    FORM 15
[As adopted in Release No. 34-20784, March 22, 1984, effective March 30, 1984,
                                49 F.R. 12688.]

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities

       Exchange Act of 1934 or Suspension of Duty to File Reports Under

         Section 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number: 000-27037

                             SMARTERKIDS.COM, INC.
                -----------------------------------------------
             (Exact name of registrant as specified in its charter)

             15 CRAWFORD STREET, NEEDHAM, MA 02484  (781) 449-7567
             -----------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        COMMON STOCK, $.01 PAR VALUE
                     --------------------------------------------------
            (Title of each class of securities covered by this Form)

                                     NONE
            ------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [X]               Rule 12h-3(b)(1)(ii)  [_]
Rule 12g-4(a)(1)(ii)  [_]               Rule 12h-3(b)(2)(i)   [_]
Rule 12g-4(a)(2)(i)   [_]               Rule 12h-3(b)(2)(ii)  [_]
Rule 12g-4(a)(2)(ii)  [_]               Rule 15d-6            [_]
Rule 12h-3(b)(1)(i)   [X]


     Approximate number of holders of record as of the certification or notice date: 1
      ---

     Pursuant to the requirements of the Securities Exchange Act of 1934, SmarterKids.com has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  April 30, 2001                   By:  /s/ Robert Cahill
                                             -----------------
                                             Robert Cahill
                                             Chief Financial Officer